UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:

Bruce A. Toth, Esq.

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601-9703

(312) 558-5723

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Superior Industries International, Inc., a Delaware corporation (“Superior” or the “Company”), is filing definitive additional materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from its stockholders in connection with its 2016 Annual Meeting of Stockholders and at any and all adjournments, postponements or reschedulings thereof (the “2016 Annual Meeting”). In connection with its 2016 Annual Meeting, Superior has filed a definitive proxy statement and a definitive form of WHITE proxy card with the SEC on March 25, 2016.

Press Release Issued April 13, 2016

Attached hereto is a press release issued by Superior on April 13, 2016, announcing that Institutional Shareholder Services Inc. (ISS) and Glass Lewis & Co., leading independent proxy advisory firms, have recommended to their clients that Superior stockholders vote the WHITE proxy card FOR ALL eight of Superior’s director nominees – Michael R. Bruynesteyn, Margaret S. Dano, Jack A. Hockema, Paul J. Humphries, James S. McElya, Timothy C. McQuay, Donald J. Stebbins and Francisco S. Uranga – standing for election at the Annual Meeting of Shareholders to be held on April 26, 2016. As previously announced, GAMCO Asset Management Inc. (GAMCO) is waging a proxy contest to elect its own director candidates to the Superior Board, despite the failure of similar attempts in 2013, 2014 and 2015. Superior strongly urges shareholders to vote only the WHITE proxy card and discard any blue proxy card they may receive from GAMCO.

Additional Information and Where To Find It

Superior, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Superior stockholders in connection with the matters to be considered at Superior’s 2016 Annual Meeting. On March 25, 2016, Superior filed a definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of WHITE proxy card with the SEC in connection with such solicitation of proxies from Superior’s stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY SUPERIOR WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including the appendices thereto. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Superior with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the “Investors” section of our corporate website at www.supind.com, by writing to Superior’s Corporate Secretary at 26600 Telegraph Rd., Suite 400, Southfield, Michigan 48033, by calling Superior at (248) 352-3700, or by contacting Superior’s proxy solicitor, Okapi Partners LLC, toll free at (877) 629-6356.

Investor Relations Line:	Kerry A. Shiba	Okapi Partners	Sard Verbinnen & Co.
(248) 234-7104	Executive Vice President	Bruce Goldfarb / Charles Garske /	Mark Harnett / Mike DeGraff
www.supind.com	& Chief Financial Officer	Lydia Mulyk	(212) 687-8080 / (312) 895-4700
	(248) 234-7042	(212) 297-0720

LEADING PROXY ADVISORY FIRMS ISS AND GLASS LEWIS RECOMMEND THAT SUPERIOR INDUSTRIES

STOCKHOLDERS VOTE THE WHITE PROXY CARD FOR ALL OF SUPERIOR’S DIRECTOR NOMINEES

ISS and Glass Lewis Recognize Superior’s Progress to Improve Operational and Financial Performance

Superior Urges Stockholders to Follow ISS and Glass Lewis’ Recommendations and Vote on the WHITE Proxy Card

SOUTHFIELD, MICHIGAN – April 13, 2016 – Superior Industries International, Inc. (NYSE: SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today announced that Institutional Shareholder Services Inc. (ISS) and Glass Lewis & Co., leading independent proxy advisory firms, have recommended to their clients that Superior stockholders vote the WHITE proxy card FOR ALL eight of Superior’s director nominees – Michael R. Bruynesteyn, Margaret S. Dano, Jack A. Hockema, Paul J. Humphries, James S. McElya, Timothy C. McQuay, Donald J. Stebbins and Francisco S. Uranga – standing for election at the Annual Meeting of Shareholders to be held on April 26, 2016. Both ISS and Glass Lewis’ clients include institutional investors, mutual funds, pension funds and other fiduciaries. As previously announced, GAMCO Asset Management Inc. (GAMCO) is waging a proxy contest to elect its own director candidates to the Superior Board, despite the failure of similar attempts in 2013, 2014 and 2015.

Commenting on the ISS and Glass Lewis reports, Superior issued the following statement:

“We are pleased with ISS and Glass Lewis’ recommendations and that both firms recognized the strength of our director nominees and the progress they have helped guide. As we have consistently stated, we do not believe that any of GAMCO’s nominees can be said to have experience comparable to that of any of the three highly qualified and very experienced members of the Superior Board that GAMCO is seeking to replace. As was the case with GAMCO’s previous three unsuccessful proxy contests against Superior, we do not believe that any of GAMCO’s nominees would bring to Superior’s Board any relevant insights, perspectives, skills or competencies not already present among the current members of the Superior Board.”

In its April 12, 2016 report, ISS recognized that GAMCO has not made a compelling case that change at the Board level is warranted. In addition, ISS highlighted the significant and numerous financial improvements that have recently occurred at Superior. ISS noted:

“EBITDA has improved at a 3-year Compound Annual Growth Rate (CAGR) of 9.2 percent, from $59.2 million in FY2012 to $77.2 million in FY2015, with the most significant increase coming in the last year. EBITDA margin meaningfully improved over the same period as well, from 7.4 percent in FY2012 to 9.8 percent in FY2015. These improvements appear to demonstrate the sustained, disciplined execution on a turnaround plan which the board touts….”

Furthermore, ISS took note of the Superior Board’s commitment to improving operating metrics and the reworking of a labor model to develop financial flexibility. ISS stated:

“What may be more compelling is how some of these improvements in operating metrics, like quality, and financial inputs, like lower non-material cost per wheel, have been achieved. Moving production to lower-cost environments, while simple enough in concept, requires substantial commitment over an extended period of time. Reworking a labor model to introduce financial flexibility for the ebb and flow of order flow may seem much simpler, and potentially easier – but in reality also requires extensive planning to avoid a morass of execution issues. That both of these were done even as quality improved, therefore, is much more compelling a statement about the board’s oversight than any one of these factors individually – and perhaps even more compelling, since they drive it, than the high-level fact of improving EBITDA and EBITDA margins, which are now the highest of the past five years.”

Separately, in its April 12, 2016 report, Glass Lewis noted the following:

“Having thoroughly evaluated GAMCO’s arguments, we do not believe it has made a sufficiently detailed or compelling case that change to the composition of the board is warranted at this time…We also found that the board has been sufficiently refreshed with additional well-qualified directors over the last several years and that it appears receptive to shareholders’ concerns. In contrast, GAMCO provides little insight into the nature of its concerns at the Company or how the Dissident Nominees might address these concerns.”

“Given their [the GAMCO nominees] lack of ownership [in Superior stock] and the vague and conditional nature of their intention to acquire shares if elected, we see no reason to believe the interests of the Dissident Nominees would be better aligned with shareholders than would those of the Management Nominees.”

Additionally, Glass Lewis took note of Superior’s refreshed and highly qualified Board of Directors:

“We find little basis to support the Dissident’s assertion that additional fresh perspective or capital allocation expertise on the Superior Industries board is warranted at this time. We believe the incumbent board includes sufficient fresh perspective, as four new directors, representing half of the incumbent board, were appointed in the last two years, including one new director appointed in 2015 (Mr. Bruynesteyn) and three new directors appointed in 2014 (Messrs. Stebbins, Hockema and Humphries). Moreover, the average tenure of the incumbent directors is approximately four years and the longest tenure is only nine years. In this case, we believe the incumbent board strikes a reasonable balance between fresh perspective and continuity. We also believe the board has sufficiently addressed any concern the Dissident may have with the capital markets experience of the board through the appointment of Mr. Bruynesteyn as a director in 2015.”

In addition to backing Superior’s Board nominees, Glass Lewis also noted its support for Superior’s executive compensation. Glass Lewis stated:

“[W]e believe the recent changes enacted by the Company, including diversifying the metrics under the STI and LTI plans for fiscal 2016, should aid in the alignment of compensation and performance results going forward.”

Superior stockholders are reminded that their vote is extremely important, no matter how many or how few shares they own. Superior urges stockholders to vote FOR ALL eight of Superior’s director nominees – Michael R. Bruynesteyn, Margaret S. Dano, Jack A. Hockema, Paul J. Humphries, James S. McElya, Timothy C. McQuay, Donald J. Stebbins and Francisco S. Uranga – on the WHITE proxy card today.

Stockholders may vote by returning the WHITE proxy card or by phone or Internet by following the instructions on the WHITE proxy card they have received. Stockholders are urged to discard any blue proxy card or voting instruction card they may have received from GAMCO. Even a WITHHOLD vote with respect to GAMCO’s nominees on its blue proxy card will cancel any proxy previously given to Superior. If a stockholder previously signed a blue proxy card sent by GAMCO, that proxy card can be revoked by voting a new WHITE proxy card for the Board’s recommended nominees. Only the latest-dated proxy will count.

Superior is being advised in connection with the proxy contest by Winston & Strawn, LLP. Okapi Partners LLC is serving as Superior’s proxy solicitor.

About Superior Industries

Headquartered in Southfield, Michigan, Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, FCA, Ford, General Motors, Mazda, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Forward-Looking Statements

We caution readers that this press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, statements regarding the anticipated proxy contest by GAMCO Asset Management, Inc. and the other participants in its solicitation, our initiatives to strengthen the Company’s manufacturing platform, our plan to increase our operating efficiencies, our objectives to increase our diversification and value-added sales and our strategic plan, and are based on current expectations, estimates, and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in the company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the fiscal year 2015 and our reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Important Additional Information And Where To Find It

Superior, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Superior stockholders in connection with the matters to be considered at Superior’s 2016 Annual Meeting. On March 25, 2016, Superior filed a definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of WHITE proxy card with the SEC in connection with such solicitation of proxies from Superior’s stockholders.

INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY SUPERIOR WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including the appendices thereto. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Superior with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge under the “Investors” page of our corporate website at www.supind.com, by writing to Superior’s Corporate Secretary at 26600 Telegraph Road, Suite 400, Southfield, Michigan 48033, by calling Superior at (248) 234-7104, or by contacting Superior’s proxy solicitor, Okapi Partners LLC, toll free at (877) 629-6356.